Exhibit 10.44

               [LETTERHEAD OF GE CAPITAL COMMERCIAL FINANCE, INC.]

May 11, 2001

David Husband
VP Finance/CFO
Vodavi Communications Systems, Inc.
8300 East Raintree Dr.
Scottsdale, Arizona 85260

     Re:  Waiver and Amendment of Credit Agreement

Dear David,

This Waiver and Amendment is written in response to your request for a waiver of a default under Section 7.10(c) (Maximum Inventory Turnover Days covenant) and a modification of the definition of EBITDA for the purposes of calculating the Fixed Charge Coverage covenant in Section 7.10(b) of the Credit Agreement by and between General Electric Capital Corporation ("Lender") and Vodavi Communications Systems, Inc. ("Vodavi") as amended and restated as of June 11, 1997 and as amended from time to time (the "Credit Agreement").

Per your letter dated May 5, 2001 you have indicated that Vodavi was in violation of the maximum inventory turnover days covenant and that Vodavi would recognize approximately $1.8 million in special charges in the first quarter relating to a restructuring plan aimed at reducing the company's operating expenses to coincide with its current sales outlook.

Pursuant to your request, Lender hereby waives the default under Section 7.10(c) for the period ended March 31, 2001 and hereby amends the definition of "EBITDA" to exclude the special charges taken during the fiscal quarter ended March 31, 2001 (in an amount not to exceed $1.8 million).

Except as expressly provided in this Waiver and Amendment, the execution, delivery, and effectiveness of this letter agreement shall not (i) limit, impair, constitute a waiver of, or otherwise affect any right, power, or remedy of Lender under the Loan Agreement or any other Loan Document, (ii) constitute a waiver of any provision in the Loan Agreement or in any of the other Loan Documents, or (iii) alter, modify, amend, or in any way affect any of the terms, conditions, obligations, convenants, or agreements contained in the Loan Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective duly authorized officers, as of the date first above written.


                                        VODAVI COMMUNICATIONS SYSTEMS, INC.


                                        By: /s/ David A. Husband
                                            ------------------------------------
                                            Name: David A. Husband
                                            Title: CFO


                                        GENERAL ELECTRIC CAPITAL CORPORATION


                                        By: /s/ Timothy J. Rafanello
                                            ------------------------------------
                                            Name: Timothy J. Rafanello
                                            Title: Duly Authorized Signatory